Exhibit 10.1

Cash-Settled DEUs

PROLOGIS, INC.

2020 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

PERFORMANCE STOCK UNIT NOTICE OF GRANT

CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN.

Participant Name:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Employee ID: Address:	%%EMPLOYEE_IDENTIFIER%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%ADDRESS_LINE_3%-% %%CITY_STATE_ZIPCODE%-% %%COUNTRY%-%

The individual identified above (“Participant”) has been granted a Full Value Award under the Plan in the form of Performance Stock Units with respect to the number of shares of Stock set forth herein (“Target PSUs”), subject to the terms and conditions of the Plan and this Award Agreement (as defined in the attached Performance Stock Unit Terms & Conditions), as follows:

Grant Number	%%OPTION_NUMBER%-%
Date of Grant	%%OPTION_DATE,’Month DD, YYYY’%-%
Number of Target PSUs	________________
Performance Period	January 1, _____[2026] through December 31, [2028]
Performance Targets:	Set forth in Schedule 1, which is incorporated herein and forms a part of this Award.

Performance Stock Units that become Performance-Earned PSUs as described in the Award Agreement will be settled in accordance with the terms of this Award Agreement or shall remain in the form of stock units and, subject to the terms and conditions of the Award Agreement, any Performance-Earned PSUs that remain in the form of stock units shall be subject to the following time-based vesting schedule:

%%SHARES_PERIOD1,‘999,999,999’%-%	%%VEST_DATE_PERIOD1,‘Month DD, YYYY’%-%
%%SHARES_PERIOD2,‘999,999,999’%-%	%%VEST_DATE_PERIOD2,‘Month DD, YYYY’%-%

This Award of Performance Share Units is granted under and governed by the terms and conditions of the Plan and the Award Agreement, including any country-specific terms and conditions applicable to Participant set forth in the Country Appendix. Participant has been provided access to the Plan documents (including the Plan Prospectus) through the Prologis Intranet Hub https://prologis.sharepoint.com/sites/StockPlanAdministration. Participant is responsible for reviewing the Plan and this Award Agreement in their entirety and has been given an opportunity to obtain the advice of counsel relating to the Award and is responsible for fully understanding the Award Agreement and all provisions of the Plan relating to the Award. Participant has not been given, and may not rely on, any promises, representations, or inducements other than those contained in this Award Agreement. All decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. shall be binding, conclusive and final. Participant is required to notify Prologis upon any change in Participant’s residence address indicated above.

PROLOGIS, INC.

2020 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

PERFORMANCE STOCK UNIT TERMS & CONDITIONS

Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Terms & Conditions (together with the Performance Stock Unit Notice of Grant and Country Appendix, which are incorporated herein, the “Award Agreement”) shall have the meaning specified in the Prologis Inc. 2020 Long-Term Incentive Plan (as amended from time to time (the “Plan”)).

1. Grant. Prologis, Inc. (“Prologis”), hereby grants to Participant under the Plan a Full Value Award in the form of Performance Stock Units (the “PSUs,” with the number of Target PSUs granted hereunder being set forth in the Performance Stock Unit Notice of Grant), subject to all of the terms and conditions in this Award Agreement (including, without limitation, paragraph 25(a) concerning specific provisions relating to employment agreements of Participants and any specific terms and conditions for Participant’s Country set forth in the Country Appendix) and the Plan, which is incorporated herein by reference. Subject to the terms and conditions of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Prologis’ Obligation to Pay. Unless and until the PSUs will have vested as set forth herein or the express terms of the Plan, Participant will have no right to payment or settlement with respect to any such PSUs. Prior to actual payment or settlement with respect to any PSUs or any PSUs that remain outstanding after the Approval Date (as defined below) in the form of Restricted PSUs as described in paragraph 4, such PSUs and/or Restricted PSUs will represent an unsecured obligation of Prologis.

3. Performance-Earned PSUs; Forfeiture of Awards During Performance Period.

(a) Except as otherwise specifically provided herein and subject to the terms of the Plan and this Award Agreement, Participant shall become entitled to the number of PSUs determined based on the level of satisfaction of the Performance Targets set forth in Schedule 1 and the other terms of this Award Agreement (“Performance-Earned PSUs”) provided that Participant’s Termination Date has not occurred prior to the Approval Date (as defined below) and the Approval Date shall be the “Performance Vesting Date” with respect to the Performance-Earned PSUs. If Participant’s Termination Date occurs prior to Approval Date, all PSUs subject to the Award shall thereupon immediately expire and be forfeited with no further action and at no cost to Prologis and Participant shall have no further rights with respect to such PSUs. For purposes of this Award Agreement, the term “Approval Date” means the date on which the Committee determines whether and the extent to which the Performance Targets have been satisfied and the number of Performance-Earned PSUs to which Participant shall be entitled under the Award, which date shall be no later than two and one half (2-1/2) months following the end of the Performance Period.

(b) Notwithstanding the provisions of paragraph 3(a):

(i) if, prior to the Approval Date, Participant’s Termination Date occurs by reason of death or Disability, all Target PSUs that are outstanding on the Termination Date shall vest and become Performance-Earned PSUs as of the Termination Date and the Termination Date shall be the “Performance Vesting Date” with respect to such Performance-Earned PSUs; and

(ii) if, prior to the Approval Date, Participant’s Termination Date occurs (other than for Cause, death or Disability) after Participant satisfies the age and service conditions for Retirement (as set forth below, which age and service conditions are referred to as the “Age and Service Conditions”) (A) all Target PSUs that are outstanding on the Termination Date shall remain outstanding through the Approval Date, (B) the number of Target PSUs that will become Performance-Earned PSUs will be determined in accordance with paragraph 3(a) as if Participant’s Termination Date had not occurred prior to the Approval Date, and (C) the Approval Date will be the “Performance Vesting Date” with respect to such Performance-Earned PSUs. The provisions of this paragraph 3(b)(ii) shall not apply if and to the extent provided in a separate written agreement between Prologis (or an affiliate of Prologis) and Participant.

(c) For purposes of this Agreement, “Retirement” means the occurrence of either one of the following criteria: (A) Participant has attained at least age 55 and has completed at least fifteen (15) years of service with Prologis and the Related Companies (including any predecessors thereto) or (B) Participant has attained at least age 60 and the sum of his or her age and years of service with Prologis and the Related Companies (including any predecessors thereto) equals or exceeds seventy (70).

4. Settlement of Award; Time Vesting of Performance-Earned PSUs after Performance Period.

(a) Any Performance-Earned PSUs shall be settled as soon as practicable following the applicable Performance Vesting Date determined in accordance with paragraph 3 but in no event later than two and one-half (2-1/2 months) following the year in which the Performance Vesting Date occurs and the date on which the Performance-Earned PSUs are settled is referred to herein as the “Settlement Date”. Notwithstanding the foregoing, if Participant is a U.S. taxpayer and the Award is “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the Settlement Date shall be no later than (i) December 31 of the year that includes the Performance Vesting Date or, if later, (ii) the fifteenth (15th) day of the third (3rd) month following the Performance Vesting Date.

(b) Subject to the terms and conditions of the Plan and this Award Agreement, the Performance-Earned PSUs shall be settled as follows as of the Settlement Date:

(i) with respect to each Performance-Earned PSU that becomes a Performance-Earned PSU pursuant to paragraph 3(b)(i) (relating to termination for death or Disability), Participant shall be issued one share of Stock;

(ii) with respect to each Performance-Earned PSU that becomes a Performance-Earned PSU pursuant to paragraph 3(b)(ii) (relating to termination after satisfying the Age and Service Conditions), Participant shall be issued one share of Stock;

(iii) with respect to one-third (1/3) of the Performance-Earned PSUs (other than those described in paragraph 4(b)(i) or paragraph 4(b)(ii)), Participant shall be issued one share of Stock for each Performance-Earned PSU;

(iv) with respect to the remaining two-thirds of the Performance-Earned PSUs (other than those described in paragraph 4(b)(i)), such Performance-Earned PSUs shall remain outstanding after the Approval Date (and shall be referred to herein as “Restricted PSUs” for the period following the Approval Date) and shall vest in accordance with the following and shall become “Vested PSUs” as of the Time Vesting Date provided that Participant’s Termination Date has not occurred as of the applicable “Time Vesting Date” set forth below:

Number of Performance-Earned PSUs	“Time-Vesting Date”
1/3	[First] anniversary of [Approval Date]
1/3	[Second] anniversary of [Approval Date]

If Participant’s Termination Date occurs prior to an applicable Time Vesting Date, all Restricted PSUs then subject to the Award shall thereupon immediately expire and be forfeited with no further action and at no cost to Prologis and Participant shall have no further rights with respect to such Restricted PSUs.

(c) Notwithstanding the provisions of paragraph 4(b)(iv):

(i) if, prior to the Time-Vesting Date, Participant’s Termination Date occurs by reason of death or Disability, all Restricted PSUs that are outstanding on the Termination Date shall vest and become “Vested PSUs” as of the Termination Date and the Termination Date shall be the “Time Vesting Date” with respect to such Vested PSUs; and

(ii) if, prior to the Time-Vesting Date, Participant’s Termination Date occurs (other than for Cause, death or Disability) after Participant satisfies the Age and Service Conditions all Restricted PSUs that are outstanding on the Termination Date shall vest and become “Vested PSUs” as of the Termination Date and the Termination Date shall be the “Time Vesting Date” with respect to such Vested PSUs. The provisions of this paragraph 4(c)(ii) shall not apply if and to the extent provided in a separate written agreement between Prologis (or an affiliate of Prologis) and Participant.

(d) Any Vested PSUs shall be settled as soon as practicable following the applicable Time Vesting Date but in no event later than two and one-half (2-1/2 months) following the year in which the Time Vesting Date occurs and the date on which the Vested PSUs are settled is referred to herein as the “RSU Settlement Date”. Notwithstanding the foregoing, if Participant is a U.S. taxpayer and the Restricted PSUs are “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the RSU Settlement Date shall be no later than (i) December 31 of the year that includes the Time Vesting Date or, if later, (ii) the fifteenth (15th) day of the third (3rd) month following the Time Vesting Date.

(e) No fractional shares of Stock shall be issued under this Award Agreement.

(f) Notwithstanding anything to the contrary set forth in this Award Agreement, the Award is subject to the Recoupment Policy set forth in the Prologis Governance Guidelines as in effect from time to time, any other clawback or recoupment policies that are adopted by Prologis, and the provisions of the Plan relating to recoupment, misconduct and good standing.

(g) For the avoidance of doubt, any Performance-Earned PSUs that are outstanding as of the date on which Participant satisfies the Age and Service Conditions shall vest for tax purposes upon the date that Participant satisfies the Age and Service Conditions. The phrase “vest for tax purposes” means, the case of U. S. taxpayers, that the PSUs have ceased to be subject to a substantial risk of forfeiture as determined under U.S. tax rules.

(h) Notwithstanding the provisions of paragraphs 4(b) and 4(c) hereof and subject to the terms of the Plan and applicable law, the Committee may elect, or may permit Participant to elect, to have any Performance-Earned PSU (including any Performance-Earned PSU that remains outstanding in the form of a Restricted PSU) and/or any Vested PSU settled in the form of an LTIP Unit (as defined in the Limited Partnership Agreement of Prologis, L.P., as amended and supplemented from time to time, the “Partnership Agreement”). Any settlement of Performance-Earned PSUs or Vested PSUs in the form of LTIP Units shall occur at the same time as settlement would occur with respect any Performance-Earned PSUs or Vested PSUs, as applicable, pursuant to paragraph 4(b) or 4(c) hereof, as applicable. Without limiting the generality of the foregoing, to the extent that a Performance-Earned PSU would remain outstanding in the form of a Restricted PSU, any LTIP Unit issued in settlement of the Performance-Earned PSU that would remain outstanding as a Restricted PSU shall be subject to the same vesting restrictions as would have applied to the Restricted PSU pursuant to this Agreement. Any LTIP Units issued in settlement of Performance-Earned PSUs or Vested PSUs hereunder shall be evidenced by an award agreement or other appropriate documentation evidencing the grant thereof and the terms thereof and the LTIP Units shall be subject to the terms of the Partnership Agreement .

5. Dividend Equivalents.

(a) As of each dividend payment date with respect to Stock that occurs during the Performance Period, Participant shall be credited under this Award (on a hypothetical basis) with an amount (the “Cash Dividend Equivalent”) equal to the product of (i) the number of Target PSUs subject to the Award, if any, that are outstanding on the applicable dividend record date with respect to such dividend payment date, multiplied by (ii) the dividend paid with respect to a share of Stock on the applicable dividend payment date. Cash Dividend Equivalents shall be subject to the same vesting and forfeiture terms and conditions applicable to the Target PSUs to which they relate and shall become earned and vested on the same basis and subject to the same terms and conditions as apply to the Target PSUs to which they relate, all as set forth in Section 3 above. The amount of any Cash Dividend Equivalents that become earned and vested pursuant to this Agreement are referred to “Earned Cash Dividend Equivalents” and will be paid on the Settlement Date (determined in accordance with Section 4(a)) relating to the corresponding Target PSUs that become Performance-Earned PSUs pursuant to Section 3). As of the Settlement Date, Participant shall be paid cash equal to the aggregate amount of the Earned Cash Dividend Equivalents relating to Performance-Earned PSUs, and following such settlement, Participant shall have no further rights with respect to such Earned Cash Dividend Equivalents.

(b) As of each dividend payment date with respect to Stock that occurs after the Settlement Date, Participant shall be entitled to a Dividend Equivalent Payment (as defined below) in an amount equal to (i) the dividend paid with respect to a share of Stock on the applicable dividend payment date, multiplied by (ii) the number of shares of Stock subject to Restricted PSUs, if any, that are outstanding on the applicable dividend record date with respect to such dividend payment date. Dividend Equivalent Payments with respect to outstanding shares of Stock subject to the outstanding Restricted PSUs generally shall be paid at the same time and in the same form that dividends are paid on Stock; provided, however, that any Dividend Equivalent Payment to which Participant is entitled for any calendar year shall be paid no later than March 15 of the year following the year in which the corresponding dividend record date on the Stock occurs.

(c) Cash Dividend Equivalents will only be credited with respect to Target PSUs and shall not be credited with respect to any Restricted PSUs. No Cash Dividend Equivalents will be paid until the Cash Dividend Equivalents become Earned Cash Dividend Equivalents pursuant to this Award Agreement. Dividend Equivalent Payments will only be made with respect to Restricted PSUs hereunder and no Dividend Equivalent Payments will be made with respect to any other PSUs, including any Target PSUs. For the avoidance of doubt, no Dividend Equivalent Payments will be made with respect to any Restricted PSUs until such Restricted PSUs become Vested Units pursuant to this Award Agreement.

(d) In its sole discretion, the Committee may prospectively change the method of crediting dividend equivalents, including Cash Dividend Equivalents, as it determines appropriate from time to time provided that such change does not have a material adverse tax effect on Participant.

(e) The right to crediting and payment of Cash Dividend Equivalents and/or the right to Dividend Equivalent Payments under this Award Agreement does not constitute an award of Stock, and nothing in this Award Agreement shall be construed as giving Participant any rights as a shareholder of Prologis prior to issuance of Stock subject to this Award (including by payment of Dividend Equivalent Payments, if paid in Stock). In addition, Participant shall have no right to payment with respect to any Cash Dividend Equivalent and shall be solely an unsecured creditor of Prologis until such payment is made.

(f) For purposes of this Award Agreement, “Dividend Equivalent Payment” means, for each share of Stock represented by an outstanding Restricted PSU, a payment in an amount equal to, and in the same form of payment as, the dividend paid on one share of Stock, except as otherwise determined by the Committee.

(g) Any crediting or payment of Cash Dividend Equivalents, crediting of Dividend Equivalent Units or payments of Dividend Equivalent Payments are subject to the terms and conditions of this Award and, to the extent applicable, the Country Appendix.. Participants residing in countries where Prologis has, in its sole discretion, determined that payment of Dividend Equivalent Payments and/or payment in settlement of Cash Dividend Equivalents in cash is not advisable for legal, tax or administrative reasons will earn a “Dividend Equivalent Unit” equal in value to a Dividend Equivalent Payment or Cash Dividend Equivalent for each share of Stock represented by an outstanding Restricted PSU or Target PSU, as applicable. Dividend Equivalent Units will be subject to the same vesting terms and conditions as the underlying Restricted PSUs or Target PSUs, as applicable, to which they relate and be settled in shares of Stock at such time as the related Restricted PSUs or Performance-Earned PSUs are settled.

6. Payments after Death. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s beneficiary designated by will or the laws of descent and distribution. Any such beneficiary must furnish Prologis with (a) written notice of his or her status as beneficiary, and (b) evidence satisfactory to Prologis to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes.

(a) Regardless of any action taken by Prologis or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by Prologis or the Employer.

(b) Prologis and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting, accrual, payment, or settlement of or with respect to the PSUs (whether settled in Stock or LTIP Units), including Restricted PSUs and/or Cash Dividend Equivalents, the subsequent disposition of Stock or LTIP Units acquired pursuant to such grant, vesting, accrual, payment, or settlement of any Dividend Equivalent Payments, Dividend Equivalent Units, and/or Cash Dividend Equivalents, and/or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs, including Cash Dividend Equivalents, Restricted PSUs, Dividend Equivalent Payments, or Dividend Equivalent Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Prologis and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if Participant is subject to Tax-Related Items in more than one jurisdiction.

(c) Prior to any relevant taxable or tax withholding event, as applicable, Participant shall be required to make adequate arrangements satisfactory to Prologis and/or the Employer to satisfy any applicable withholding obligations for Tax-Related Items. If such arrangements are not made by Participant by the date specified by Prologis and communicated to Participant (and in no event less than thirty (30) days prior to the Performance Vesting Date or Time Vesting Date, as applicable, or such other date on which the Award vests for tax purposes), Participant authorizes Prologis or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the PSUs, Restricted PSUs, and, if applicable, Dividend Equivalent Units and/or cash paid in settlement of any Dividend Equivalent Payments or Cash Dividend Equivalents. Notwithstanding the foregoing, in the event that the Award is to be settled in LTIP Units and if adequate arrangements satisfactory to Prologis are not made to satisfy any applicable withholding obligations for Tax-Related Items with respect to such issuance and settlement within the time period set forth in the preceding sentence, Prologis shall reduce the number of LTIP Units that otherwise would be issued in settlement of the Award and make appropriate arrangements to satisfy the withholding obligations in accordance with the provisions of this paragraph 7 and in a manner that is not problematic under applicable tax, or securities laws and that does not have adverse accounting consequences. In the event that withholding in Stock is problematic under applicable tax or securities law or has adverse accounting consequences, Prologis and any brokerage firm determined acceptable to Prologis is authorized to sell, on Participant’s behalf, a whole number of shares of Stock from those shares of Stock issued to Participant upon settlement of the PSUs, including Restricted PSUs, and, if applicable, Dividend Equivalent Units, as Prologis determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligation for Tax-Related Items and without any further consent from Participant.

(d) Prologis may withhold or account for Tax-Related Items by considering the amount that is required by law to be withheld or such other amount determined by Prologis or an affiliate that is not prohibited by law but in no event more than the maximum U.S. federal, state, local or foreign taxes, as applicable (including social insurance tax or contributions obligations, if any). In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to Prologis and/or its designated affiliate. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to (or issuable pursuant to) the Performance-Earned PSUs, Vested PSUs, and, if applicable, Dividend Equivalent Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(e) Participant shall be required to pay to Prologis or the Employer, including through withholding from Participant’s wages or other cash compensation paid to Participant by Prologis and/or the Employer, any amount of Tax-Related Items that Prologis or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Prologis may refuse to issue or deliver the Stock issuable upon vesting of the PSUs, Restricted PSUs, and, if applicable, Dividend Equivalent Units, or the proceeds of the sale or disposition of such Stock, or cash payable in settlement of Cash Dividend Equivalents or Dividend Equivalent Payments, in any case, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of Prologis in respect of any Stock deliverable hereunder unless and until certificates representing such Stock will have been issued, recorded on the records of Prologis or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of Prologis including with respect to voting such Stock and receipt of dividends and distributions on such Stock.

9. Code Section 409A. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if any payment with respect to or settlement of any PSUs, including Restricted PSUs, Cash Dividend Equivalents, Dividend Equivalent Payments or issuance of Dividend Equivalent Units is subject to Section 409A and if such payment is to be paid or provided on account of Participant’s Termination Date (or other separation from service or termination of employment, other than death):

(a) and if Participant is a specified employee (within the meaning of Section 409A) and if any such payment or benefit is required to be made or provided prior to the date which is six months following Participant’s Termination Date, such payment or benefit shall be delayed, to the extent necessary to avoid the imposition of taxes under Section 409A, until the date which is six months and one day following Participant’s Termination Date; provided, however, that if Participant dies prior to this Termination Date, all remaining payments shall be paid to his or her estate within ninety (90) days following his or her death; and

(b) the determination as to whether Participant has had a Termination Date (or other termination of employment or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

(c) Notwithstanding any other provision of this Agreement to the contrary,

(i) If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award, the Settlement Date or the RSU Settlement Date, as applicable, of such accelerated portion of the Award shall be as soon as practicable after the new vesting date, but, except as provided in this Award Agreement, in no event later than two and one-half (2 1⁄2) months following the end of Prologis’ taxable year in which the new vesting date occurs; provided, however, if Participant is a U.S. taxpayer and the Award is “deferred compensation” within the meaning of Section 409A, the Settlement Date of such accelerated portion of the Award nevertheless shall be the same as if such Award had vested in accordance with the provisions of paragraph 4 (whether or not Participant continues to provide services to Prologis or a Related Company as of such date(s)), unless an earlier payment date, in the judgment of the Committee, would not cause Participant to incur an additional tax under Section 409A, in which case, payment of such accelerated Award shall be made within two and one-half (2 1⁄2) months following the earliest permissible payment date that would not cause Participant to incur an additional tax under Section 409A. Notwithstanding the foregoing, any delay of the Settlement Date pursuant to this paragraph 9(c)(i) will cease upon Participant’s death and such payment will be made as soon as practicable, but in no event more than ninety (90) days, after the date of Participant’s death.

(ii) If the vesting of all or a portion of this Award accelerates pursuant to (A) Section 4.3 of the Plan in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, or (B) any other plan or agreement that provides for acceleration in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of Section 4.2 of the Plan) will be made in accordance with the timing of payment rules that apply to discretionary accelerations under paragraph 9(c)(i). If the vesting of all or a portion of this Award accelerates in the event of a corporate transaction that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of Section 4.2 of the Plan) will be made within two and one-half (2 1⁄2) months after the corporate transaction.

It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the PSUs, Restricted PSUs, Cash Dividend Equivalents, Dividend Equivalent Payments or settlement of Dividend Equivalent Units provided under this Award Agreement or Stock issuable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Neither Prologis nor any Related Company, however, makes any representation regarding the tax consequences of this Award.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PSUs, CASH DIVIDEND EQUIVALENTS, RESTRICTED PSUs, DIVIDEND EQUIVALENT PAYMENTS, AND DIVIDEND EQUIVALENT UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY REMAINING AN EMPLOYEE OF AND/OR PROVIDING MATERIAL SERVICES TO PROLOGIS OR A RELATED COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PSUs (INCLUDING ANY CASH DIVIDEND EQUIVALENTS) OR RESTRICTED PSUs OR ACQUIRING STOCK HEREUNDER OR RIGHT TO A CASH PAYMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, THE VESTING SCHEDULE SET FORTH HEREIN AND PARTICIPANT’S PARTICIPATION IN THE PLAN (a) DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT WITH THE EMPLOYER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, (b) WILL NOT BE INTERPRETED AS FORMING AN EMPLOYMENT OR SERVICES CONTRACT WITH PROLOGIS, THE EMPLOYER OR ANY RELATED COMPANY, AND (c) WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF PROLOGIS, THE EMPLOYER OR ANY RELATED COMPANY, AS APPLICABLE, TO TERMINATE PARTICIPANT’S EMPLOYMENT OR SERVICE RELATIONSHIP (IF ANY) WITH THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Address for Notices. Any notice to be given to Prologis or a Related Company or the Employer under the terms of this Award Agreement will be addressed to the Committee, in care of Prologis, at its principal operational offices at 1800 Wazee Street, Suite 500, Denver, CO 80202, U.S.A., Attention: General Counsel, or at such other address as Prologis may hereafter designate in writing.

12. Change in Control. In the event that a Change in Control occurs while the Award is outstanding and prior to the Performance Vesting Date or Time Vesting Date, as applicable, prior to the date on which the Award has otherwise expired or been forfeited, and prior to Participant’s Termination Date and either (a) Participant’s Termination Date occurs on or within twenty-four (24) months following the Change in Control due to termination by Prologis or the successor to Prologis or a Related Company which is Participant’s employer for reasons other than Cause, or (b) the Plan is terminated by Prologis or its successor upon or following a Change in Control without provision for the continuation of the Award to the extent then outstanding, then PSUs (with the number of PSUs and related Cash Dividend Equivalents determined based on the greater of target level or actual performance of the Performance Targets as of the date of the Change in Control), Restricted PSUs, and related Dividend Equivalent Units, to the extent they have not otherwise expired or been cancelled or forfeited, shall immediately vest. Any Target PSUs and related Cash Dividend Equivalents and Restricted PSUs and related Dividend Equivalent Units that vest pursuant to this paragraph 12 shall be paid in accordance with the terms and conditions of paragraph 4 above and the terms and conditions of the Plan.

For purposes of this paragraph 12, Participant’s Termination Date shall be deemed to have occurred on account of termination by Prologis or the successor to Prologis (or a Related Company) for reasons other than for Cause if Participant terminates employment after, absent the written consent of Participant, (i) a substantial adverse alteration in the nature of Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control.

In any event, if, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 4 of the Plan (or a successor provision), and immediately following the Change in Control, Participant becomes employed by the entity into which Prologis merged, or the purchaser of substantially all of the assets of Prologis, or a successor to such entity or purchaser, Participant shall not be treated as having terminated employment for purposes of this paragraph 12 until such time as Participant ceases to be an employee and/or ceases to provide services to the merged entity or purchaser (or successor), as applicable.

Notwithstanding the foregoing, unless otherwise provided in the Plan or by Prologis in its discretion, the PSUs (and any related Cash Dividend Equivalents) and Restricted PSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PSUs (and related Cash Dividend Equivalents) or Restricted PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock of Prologis.

13. Nature of Award. Participant is hereby informed of the following:

(a) the Plan is established voluntarily by Prologis;

(b) the Award of PSUs hereunder is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c) all decisions with respect to future Awards of PSUs, if any, will be at the sole discretion of Prologis;

(d) Participant is voluntarily participating in the Plan;

(e) the PSUs and the Stock subject to the PSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the Award of PSUs and the Stock subject to the PSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, leave pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(g) the future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) unless otherwise agreed with Prologis in writing, the PSUs and the Stock subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of a Related Company;

(i) in addition to paragraphs (a) - (h), the following provisions will also apply if Participant is employed or providing services outside the United States:

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs, Cash Dividend Equivalents, Restricted PSUs and Cash Dividend Equivalents resulting from the termination of Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award of the PSUs, Participant agrees not to institute any claim against Prologis, the Employer and any Related Company;

(ii) the PSUs, Cash Dividend Equivalents, Restricted PSUs and any Stock subject thereto, and the income and value of same, are not part of normal or expected compensation or salary for any purpose;

(iii) neither Prologis or the Employer (nor any Related Company) shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs, Cash Dividend Equivalents, Restricted PSUs, Dividend Equivalent Payments and/or Dividend Equivalent Units or of any amounts due to Participant pursuant to the settlement of the PSUs, Cash Dividend Equivalents, Restricted PSUs, Dividend Equivalent Payments and/or Dividend Equivalent Units or the subsequent sale of any Stock acquired upon settlement of the PSUs, including Cash Dividend Equivalents, Restricted PSUs and Dividend Equivalent Units; and

(iv) no portion of the Award is eligible for deferral under any nonqualified deferred compensation plan of Prologis or any of its affiliates unless expressly provided by the Committee (and notwithstanding the provisions of any such plan), and Participant shall have no right to make any such deferral.

14. Choice of Language. Participant has received this Award Agreement and any other related communications (including the Performance Stock Unit Notice of Grant) solely in English; provided that Participant may request a copy of this Award Agreement and any other related communications to be translated into Participant’s native language. In the event that any document distributed to Participant in connection with the Award of PSUs is translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15. No Advice Regarding Award. Neither Prologis, the Employer nor any Related Company is providing any tax, legal or financial advice, nor is Prologis, the Employer or any Related Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Stock. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

16. Data Privacy. The Award shall be subject to the Data Privacy Terms attached hereto as Addendum A. Moreover, if Participant relocates into or out of the European Economic Area or the United Kingdom, Prologis will determine the application of the Data Privacy Terms as necessary or advisable for legal or administrative reasons. Addendum A constitutes part of this Award Agreement.

17. Award is Not Transferable; Restrictions on Transfer. Except to the limited extent provided in paragraph 6 or as provided by the Committee or the Plan, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Any such shares of Stock or LTIP Units issued in settlement of any Award hereunder shall not be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, or encumbered, whether voluntarily or by operation of law (each such action a “Transfer”) until after the third anniversary of the Approval Date (the “Third Anniversary”); provided, however, that (a) Participant may elect to have a portion of such shares of Stock or LTIP Units used to satisfy Tax Related Items (subject to the provisions of paragraph 7), and (ii) such shares of Stock or LTIP Units may be Transferred prior to the Third Anniversary in accordance with the Plan so long as the transferee agrees in writing with the Company to be bound by all applicable terms and conditions and that subsequent Transfers shall be prohibited except those in accordance with this paragraph 17. Any attempted Transfer of such shares of Stock or LTIP Units not in accordance with the terms and conditions of this paragraph 17 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any such shares of Stock or LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfers.

18. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

19. Additional Conditions to Issuance of Stock; Restriction on Sale of Securities. If at any time Prologis determines, in its discretion, that the listing, registration or qualification of the Stock upon any securities exchange or under any local, state, federal or foreign securities or exchange control law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of Stock to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to Prologis. Prologis is under no obligation to register or qualify the Stock with, or seek any approval or clearance from, any governmental regulatory authority for the issuance or sale of the Stock. Further, Prologis shall have unilateral authority to amend the Plan and the Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Stock. Finally, Participant’s subsequent sale of the Stock issued pursuant to this Award Agreement may be subject to any market blackout period that may be imposed by Prologis and must comply with Prologis’ insider trading policies, and any other applicable securities laws.

20. Committee Authority. The Committee will have the power to conclusively interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs, Cash Dividend Equivalents, Restricted PSUs, and/or Dividend Equivalent Units have been earned and/or vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, Prologis and all other interested persons.

21. Recoupment. As an additional condition of receiving the PSUs, Cash Dividend Equivalents, Restricted PSUs, and any benefits Participant may receive hereunder shall be subject to forfeiture and/or repayment to Prologis: (a) to the extent required under the terms of the Recoupment Policy set forth in the Prologis Governance Guidelines or any other clawback policy adopted by Prologis and in effect as of the Grant Date; (b) to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and/or (c) in the event Participant engages in misconduct which has or might reasonably be expected to have material reputational or other harm to Prologis, as determined by the Committee in its sole discretion. A recovery under this paragraph 21 can be made by withholding compensation otherwise due to Participant, by cancelling vested but unpaid PSUs, Cash Dividend Equivalents, or Restricted PSUs or by such other means determined appropriate by the Committee. The Recoupment Policy set forth in this paragraph 21 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law.

22. Electronic Delivery and Acceptance. Prologis may, in its sole discretion, decide to deliver any documents related to the PSUs by electronic means or request Participant’s consent to participate in the Plan by electronic means. In consideration of receiving this Award and accepting the benefits hereof, Participant consents to receive such documents by electronic delivery and, to the extent determined by Prologis, any participation by Participant in the Plan shall be through any on-line or electronic system established and maintained by Prologis, the Designated Broker or another third party designated by Prologis. Participant’s signature or acceptance of this Award Agreement is not required to make this Award Agreement enforceable except to the extent required by law. In consideration of accepting the benefits of this Award, Participant agrees to all of the terms and conditions of this Award Agreement.

23. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

24. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, whether in whole or in part, such provision (or portion thereof) will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

25. Modifications to the Award Agreement.

(a) If Participant is an employee, except as expressly set forth in Participant’s employment agreement (if any) or any other individual agreements between Prologis and Participant (if any) in effect on the date the Award was granted, this Award Agreement (including the Recoupment Policy referenced in 21) constitutes the entire understanding of the parties on the subjects covered. To the extent that any such agreement between Prologis and an employee-Participant contains more favorable terms with respect to the PSUs than the terms contained herein, the terms of such other agreement shall control to the extent that such terms do not conflict with the Plan.

(b) Notwithstanding anything to the contrary in the Plan or this Award Agreement, Prologis may amend this Award Agreement as necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of PSUs.

(c) Notwithstanding anything to the contrary in the Plan or this Award Agreement, Prologis reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award of PSUs and on any Stock acquired under the Plan, to the extent that Prologis determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign or accept any agreements or undertakings that may be necessary to accomplish the foregoing.

26. Amendment, Suspension or Termination of the Plan. The Plan is discretionary in nature and may be modified, amended, suspended or terminated by Prologis at any time, to the extent permitted by the Plan.

27. Country Appendix. Notwithstanding any provisions in this Award Agreement, this Award of PSUs shall be subject to any special terms and conditions set forth in the Country Appendix to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Appendix, the special terms and conditions for such country, if any, will apply to Participant to the extent that Prologis determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Appendix constitutes part of this Award Agreement.

28. Governing Law & Venue. This Award Agreement will be governed by the laws of the State of Maryland, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award Agreement, the parties shall be subject to the jurisdiction of the State of Colorado, U.S.A., and any litigation shall be conducted in the courts of the county of Denver, Colorado, U.S.A., or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

29. Insider Trading Restrictions/Market Abuse Laws. As a condition of this grant, Participant is required to comply with Prologis’ policy on insider trading (to the extent that it is applicable to Participant), a copy of which can be obtained through the Prologis Intranet Hub https://prologis.sharepoint.com/sites/StockPlanAdministration. Further, Participant’s country, the Designated Broker’s country or the country where the shares of Stock are listed may also have laws or regulations governing insider trading and/or market abuse and that such laws or regulations may impose additional restrictions on Participant’s ability to participate in the Plan (e.g., accepting, acquiring, selling or otherwise disposing of shares of Stock or rights to the shares of Stock, or rights linked to the value of the shares of Stock (e.g., phantom awards, futures)) and Participant is solely responsible for complying with such laws or regulations. Furthermore, local insider trading laws or regulations may prohibit the cancellation or amendment of orders placed by Participant before Participant possessed inside information. Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. In the event that Participant is in possession of information about Prologis or any Related Company which has not been made publicly available and which Participant knows (or should know) may impact the price of the Stock if such information was made available to the public, Participant should consult with his or her legal advisor prior to acquiring or selling any shares of Stock.

30. Foreign Asset / Account Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset and/or account reporting requirements that may affect Participant’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends, payments with respect to Cash Dividend Equivalents, or Dividend Equivalent Payments received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country of residence. Participant’s country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant is responsible for knowledge of and compliance with any such regulations and should speak with his or her tax, legal and financial advisors regarding same.

31. Waiver. A waiver by Prologis of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

[UPDATE WITH TARGETS FOR APPLICABLE PERIOD]

Prologis, Inc.

2020 Long-Term Incentive Plan

SCHEDULE 1

Performance Stock Unit Agreement

PERFORMANCE TARGETS

1. Vesting. Subject to the terms and conditions of the Award Agreement and Section 4.3 of the Plan, the number of Target PSUs (expressed as a percentage, the “PSU Vesting Percentage”) that may become Performance-Earned PSUs under the Award Agreement based on satisfaction of the Performance Targets (subject to the terms and conditions of the Plan and the Award Agreement) is based on Prologis’s MSCI US Index Percentile Ranking (the “Percentile Ranking”) for the Performance Period based on the following chart (referred to as the “Performance Targets”):

MSCI US Index Percentile Ranking	PSU Vesting Percentage
>85th	200% (maximum)
55th	100% (target)
35th	50% (threshold)
<35th	0%

In addition, the Vesting Percentage is capped at 100% (target level) in the event that Prologis’s absolute total shareholder return is not positive.

2. Determination of Performance Targets and Number of Performance Vested PSUs. As soon as practicable following the end of the Performance Period but in no event later than the Approval Date, the Committee shall determine whether and the extent to which the Performance Targets have been satisfied and the number of Target PSUs to which Participant shall be entitled under the Award, subject to the terms and conditions of the terms and conditions of the Award Agreement.

3. Interpolation. Linear interpolation shall be used to determine the PSU Vesting Percentage in the event the Percentile Ranking does not fall directly on one of the rankings or targets, as applicable, listed in the above chart. There shall be no interpolation below a Percentile Ranking of less than 35th percentile and in no event shall the maximum PSU Vesting Percentage exceed 200%.

Schedule 1

[UPDATED AS NEEDED FOR OUS TREATMENT]

Prologis, Inc.

2020 Long-Term Incentive Plan

Addendum A

Performance Stock Unit Agreement

Data Privacy Terms

These Data Privacy Terms govern the Award granted to Participant under the Plan. Capitalized terms used but not defined in this Addendum A are defined in the Plan, the Performance Stock Unit Notice of Grant and/or the Performance Stock Unit Agreement and have the meanings set therein.

European Union / European Economic Area / United Kingdom

Data Collection and Usage. Prologis collects, processes and uses personal data about Participant, including, but not limited to, Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in Prologis and its Related Companies, details of all PSUs or any other entitlement to Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which Prologis receives from Participant or the Employer. Pursuant to Prologis’s legitimate business interest in this Award Agreement, to which Participant is a party, and in order to implement, administer, and manage the Plan, it is necessary for Prologis to process Participant’s personal data, as described in this Award Agreement. If Prologis is not able to collect and process such data, it would not be possible for Prologis to perform its obligations under the Plan and may affect Participant’s ability to participate in the Plan.

Stock Plan Administration Service Providers. Prologis transfers participants’ personal data to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (including their affiliated companies), an independent service provider based in the U.S., which assists Prologis with the implementation, administration and management of the Plan. In the future, Prologis may select a different service provider and share Participant’s data with another company that serves in a similar manner. Prologis’s service provider(s) will open an account for Participant to receive and trade stock. Participant will be asked to agree on separate terms and data processing practices with the service provider(s), which is a condition to Participant’s ability to participate in the Plan.

International Data Transfers. Participant’s personal data will be transferred to the U.S. where Prologis, and its service providers are based. This transfer is necessary for the performance of this Award Agreement.

Data Retention. Prologis will use Participant’s personal data only as long as necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When Prologis no longer needs Participant’s personal data, which will generally be no longer than seven (7) years after Participant participates in the Plan, Prologis will remove it from its systems. If Prologis keeps data longer, it would be to satisfy legal or regulatory obligations and Prologis’s legal basis would be relevant laws or regulations.

Data Subject Rights. Participant has certain privacy rights in Participant’s country, which may include:

i.

Right of Access and Rectification. Participant has the right to access Participant’s personal data in Prologis’s possession and correct any errors. Prologis will notify each third party who has received the data of the corrected information.

Addendum A-1

[UPDATED AS NEEDED FOR OUS TREATMENT]

ii.

Right to Erasure. Participant has the right to have Participant’s personal data erased from Prologis’s systems if it is no longer necessary in relation to the purposes for which it was collected or processed. At Participant’s request, if Prologis made certain data public (with Participant’s consent), Prologis will take reasonable steps to inform controllers that Participant requested erasure of any links to, or copy of, that data.

iii.

Right to Data Portability. Participant has the right to receive back the personal data Participant provided Prologis, if Prologis processed the data by automated means. Participant will receive the data in a machine-readable format, and Prologis will assist Participant in the transmission of the data to another company if it is technically feasible.

iv.	Right to File a Complaint. Participant has the right to file a complaint with Prologis or with a supervisory authority.

To receive clarification regarding Participant’s rights or to exercise Participant’s rights please contact Prologis’s Human Resources Department electronically, by phone, or mail, in strict confidence.

Non-European Union / European Economic Area / United Kingdom

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other materials related to the Award of PSUs (“Data”) by and among, as applicable, the Employer, Prologis and its Related Companies for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data may include certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport, or other identification number (e.g., resident registration number), salary, nationality, job title, any Stock or directorships held in Prologis, details of all PSUs or any other entitlement to Stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC or such other stock plan service provider as may be selected by Prologis (the “Designated Broker”), which is assisting Prologis with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections from Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

Participant authorizes Prologis, the Designated Broker and any other possible recipients which may assist Prologis (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. If Participant resides outside the United States, Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.

Addendum A-2

[UPDATED AS NEEDED FOR OUS TREATMENT]

Participant acknowledges and agrees that this consent is being provided on a purely voluntary basis and that if Participant does not consent, or if Participant later seeks to revoke this consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that Prologis would not be able to grant Participant PSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing this consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of this consent, Participant understands that Participant may contact his or her local human resources representative.

Finally, upon request of Prologis or the Employer, Participant agrees to sign any data privacy consent form or other similar agreement that Prologis, in its sole discretion, has determined to be necessary to obtain from Participant in order to administer Participant’s participation in the Plan in compliance with the data privacy laws or regulations in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be permitted to participate in the Plan if Participant fails to provide any such consent or agreement requested by Prologis or the Employer.

Addendum A-3

[UPDATED AS NEEDED FOR OUS TREATMENT]

Prologis, Inc.

2020 Long-Term Incentive Plan

Country Appendix

Performance Stock Unit Agreement

The additional terms and conditions set forth in this Country Appendix are specifically incorporated into the Award Agreement. These terms and conditions govern the PSUs granted to Participant under the Prologis, Inc. 2020 Long-Term Incentive Plan (the “Plan”) if Participant works and/or resides in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working (or is considered as such for local law purposes), or if Participant transfers employment and/or residency after receiving the Award of PSUs, Prologis will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Appendix have the meanings set forth in the Plan and/or the Award Agreement.

BRAZIL

Labor Law Policy and Acknowledgement

This provision supplements paragraph 13 of the Award Agreement (Nature of Award):

By accepting the PSUs, Participant agrees that (i) Participant is making an investment decision, (ii) the Stock will be issued to Participant only if the vesting conditions are met and any necessary services are rendered by Participant over the vesting period and (iii) the value of the underlying Stock is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.

Compliance with Law

By accepting the PSUs, Participant agrees to comply with applicable Brazilian laws and to report and pay any and all applicable Tax-Related Items associated with the vesting of the PSUs, the sale of any Stock acquired under the Plan and the receipt of any Dividend Equivalent Units or dividends with respect to the PSUs or Stock.

CANADA

Form of Settlement of Award

Notwithstanding Section 4.1(e) of the Plan, the PSUs shall be settled in shares of Stock only.

Appendix - 1

[UPDATED AS NEEDED FOR OUS TREATMENT]

CHINA

The following provisions govern Participant’s participation in the Plan if Participant is a national of the People’s Republic of China (“PRC”) resident in mainland China or if Participant is otherwise subject to exchange control restrictions applicable to employee stock plans in China, as determined by Prologis in its sole discretion:

Mandatory Sale Restriction

Due to exchange control restrictions in the PRC, Participant understands and agrees that Prologis reserves the right to require the automatic sale of any shares of Stock issuable to Participant upon vesting of the PSUs. Participant understands and agrees that any automatic sale of the shares of Stock will occur as soon as is practical following settlement of the PSUs.

If Prologis does not exercise its right to require the automatic sale of Stock issuable upon settlement of the PSUs, as described above, Participant understands and agrees that any Stock acquired by Participant under the Plan must be sold no later than six (6) months after Participant’s Termination Date, or within any other such time frame as may be permitted by Prologis or required by the PRC State Administration of Foreign Exchange. Participant understands that any shares of Stock acquired by Participant under the Plan that have not been sold by Participant within six (6) months of Participant’s Termination Date will be automatically sold by Prologis’ Designated Broker at the direction of Prologis.

In this regard, Participant hereby expressly authorizes (i) Prologis to instruct the Designated Broker to assist with a mandatory sale of such Stock (on Participant’s behalf pursuant to this authorization), and (ii) the Designated Broker to complete the sale of such Stock at the direction of Prologis. Participant acknowledges and agrees that the Designated Broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Participant understands and agrees that, upon any such sale of the Stock, the sales proceeds (less any applicable Tax-Related Items and/or broker’s fees or commissions) will be remitted to Participant in accordance with any applicable exchange control laws or regulations including, but not limited to, the restrictions set forth in this Country Appendix for China below under “Exchange Control Restrictions.”

Exchange Control Restrictions

By accepting the PSUs, Participant understands and agrees that, due to PRC exchange control restrictions, Participant is not permitted to transfer any Stock acquired under the Plan out of Participant’s account established with the Designated Broker, and that Participant will be required to repatriate all cash amounts paid with respect to the shares of Stock due to Participant under the Plan to the PRC, including any cash Dividend Equivalent Payments or proceeds from the sale of Stock acquired under the Plan.

Further, Participant understands that such repatriation will need to be effected through a special exchange control account established by Prologis, the Employer, or a Related Company in the PRC, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. dollars or in local currency, at Prologis’ discretion. If the proceeds are paid in U.S. dollars, Participant understands that Participant will be required to set up a U.S. dollar bank account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that neither Prologis nor any Related Company

Appendix - 2

[UPDATED AS NEEDED FOR OUS TREATMENT]

is under an obligation to secure any particular currency conversion rate and that Prologis (or a Related Company) may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. Participant agrees to bear any currency fluctuation risk between the time the shares of Stock are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by Prologis or the Designated Broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. Participant further agrees to comply with any other requirements that may be imposed by Prologis in the future to facilitate compliance with PRC exchange control requirements.

CZECH REPUBLIC

Form of Dividend Equivalent Payments

Notwithstanding paragraph 5 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Performance Vesting Date of the PSUs that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

FRANCE

Not Tax Qualified Awards

The PSUs do not qualify for, and are not intended to qualify for, the specific tax and social security treatment applicable to French-qualified PSUs under Section L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English

By accepting the PSUs, Participant confirms having read and understood the Plan and the Award Agreement, which were provided in the English language. Participant accepts the terms of these documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui lui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

GERMANY

Form of Dividend Equivalent Payments

Notwithstanding paragraph 5 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Performance Vesting Date of the PSUs that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

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HUNGARY

There are no country-specific provisions.

ITALY

Form of Dividend Equivalent Payments

Notwithstanding paragraph 5 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Performance Vesting Date of the PSUs that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

Terms of Grant

By accepting the PSUs, Participant acknowledges and agrees that Participant has received a copy of the Plan and the Award Agreement, including this Country Appendix, has reviewed these documents in their entirety and fully understands the contents thereof, and accepts the terms and conditions contained in these documents. Specifically, Participant expressly approves the following portions of the Award Agreement: (i) paragraph 2 (“Prologis’ Obligation to Pay); (ii) paragraph 3 (“Performance-Earned PSUs; Forfeiture of Award During Performance Period), (iii) paragraph 4 (Settlement of Award; Time-Vesting of Performance-Earned PSUs after Performance Period); (iv) paragraph 7 (“Withholding of Taxes”); (v) paragraph 13 (“Nature of Award”); (vi) paragraph 14 (“Choice of Language”); (vii) paragraph 25 (“Modifications to the Award Agreement”); (vii) paragraph 28 (“Governing Law & Venue”); and the Data Privacy Terms for European Union / European Economic Area / United Kingdom set forth above in Addendum A.

JAPAN

Authorization to Withhold.

This provision supplements paragraph 7 of the Award Agreement (“Withholding of Taxes”):

Without limiting Prologis’ and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in paragraph 7 of the Award Agreement, in accepting the Award, Participant authorizes Prologis and/or the Employer to withhold shares of Stock or to sell shares of Stock otherwise deliverable to Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether Prologis and/or the Employer have an obligation to withhold such Tax-Related Items.

LUXEMBOURG

There are no country-specific provisions.

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MEXICO

Plan Document Acknowledgement

By accepting the PSUs, Participant acknowledges that Participant has received a copy of the Plan, the Performance Stock Unit Notice of Grant, and the Award Agreement, including this Country Appendix, which Participant has reviewed. Participant acknowledges further that Participant accepts all the provisions of the Plan, the Performance Stock Unit Notice of Grant, and the Award Agreement, including this Country Appendix. Participant also acknowledges that Participant has read and specifically and expressly approves the terms and conditions set forth in paragraph 13 of the Award Agreement (“Nature of Award”), which clearly provides as follows:

(1) Participant’s participation in the Plan does not constitute an acquired right;

(2) The Plan and Participant’s participation in it are offered by Prologis on a wholly discretionary basis;

(3) Participant’s participation in the Plan is voluntary; and

(4) Prologis, its Related Companies and Participant’s Employer are not responsible for any decrease in the value of any Stock acquired at vesting of the PSUs.

Labor Law Policy and Acknowledgement

This provision supplements paragraph 13 of the Award Agreement (“Nature of Award”):

In accepting the Award of PSUs, Participant expressly recognizes that Prologis with its principal operating offices at 1800 Wazee Street, Suite 500, Denver, CO 80202, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Stock do not constitute an employment relationship between Participant and Prologis since Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Servicios Corporativos GC, S.A. de C.V. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participating in the Plan do not establish any rights between Participant and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Prologis; therefore, Prologis reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve to him- or herself any action or right to bring any claim against Prologis for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Prologis, and its affiliates, branches, representation offices, shareholders, trustees, directors, officers, employees, agents, or legal representatives with respect to any such claim that may arise.

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Spanish Translation

Reconocimiento del Documento del Plan

Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce que ha recibido una copia del Plan, la Notificación del Otorgamiento y el Convenio, incluyendo este Apéndice por país, los mismos que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan, la Notificación del Otorgamiento y el Convenio, incluyendo este Apéndice por país. El Participante también reconoce que ha leído y que específicamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 12 del Convenio (“Naturaleza del Otorgamiento”), que claramente dispone lo siguiente:

(1) La participación del Participante en el Plan no constituye un derecho adquirido;

(2) El Plan y la participación del Participante en el Plan se ofrecen por Prologis de manera totalmente discrecional;

(3) La participación del Participante en el Plan es voluntaria; y

(4) Prologis, sus Compañías Relacionadas y el Patrón del Participante no son responsables por ninguna disminución en el valor de las Acciones adquiridas al momento de tener el derecho respecto a las Unidades de Acciones Restringidas.

Política Laboral y Reconocimiento

Esta disposición suplementa la Sección 12 del Convenio (“Naturaleza del Otorgamiento”):

Al aceptar este Otorgamiento de Unidades de Acciones Restringidas, el Participante expresamente reconoce que Prologis, con domicilio de operaciones ubicado en 1800 Wazee Street, Suite 500, Denver, CO 80202, EE.UU., es únicamente responsable por la administración del Plan y que la participación del Participante en el Plan y la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y Prologis, ya que el Participante participa en el Plan de una manera totalmente comercial y su único Patrón es Servicios Corporativos GC, S.A. de C.V. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que le pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón del Participante y no forman parte de las condiciones de trabajo y/o los beneficios otorgados por el Patrón y que cualquier modificación al Plan o su terminación no constituye un cambio o menoscabo de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Prologis; por lo tanto, Prologis se reserva el derecho absoluto de modificar y/o discontinuar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del Plan y, por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Prologis, y sus afiliadas, sucursales, oficinas de representación, accionistas, fiduciarios, directores, funcionarios, empleados, agentes o representantes legales en relación con cualquier demanda o reclamación que pudiera surgir.

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NETHERLANDS

POLAND

There are no country-specific provisions.

SINGAPORE

Restrictions on Sale and Transferability

Participant hereby agrees that any shares of Stock acquired pursuant to the PSUs will not be offered for sale or sold in Singapore prior to the six (6)-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Securities Law Information

The grant of the PSUs is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification

If Participant is a director, associate director or shadow director of a Related Company in Singapore, the Singapore Companies Act requires Participant (regardless of whether Participant is a Singapore resident or employed in Singapore) to notify such Related Company in Singapore in writing of any interest (e.g., PSUs, Stock, etc.) that Participant holds in Prologis (or any Related Company) within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the PSUs or sale of shares of Stock), or (iii) becoming a director, associate director or shadow director, if Participant holds such an interest at that time.

SLOVAK REPUBLIC

There are no country-specific provisions.

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SPAIN

Labor Law Acknowledgement

This provision supplements paragraph 13 of the Award Agreement (“Nature of Award”):

In accepting the Award of PSUs, Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan. Participant understands that Prologis has unilaterally, gratuitously and in its sole discretion decided to make an Award of PSUs under the Plan to individuals who may be employees of Prologis or its Related Companies throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind Prologis or any of its Related Companies on an ongoing basis except as provided in the Award Agreement and Plan. Consequently, Participant understands that the Award of PSUs is made on the assumption and condition that the PSUs, any Dividend Equivalent Payments and any Stock issuable upon vesting of the PSUs (i) shall not become a part of any employment contract (either with Prologis or any of its Related Companies), (ii) shall not be considered a mandatory benefit, right or entitlement for any purpose, and (iii) shall not be considered salary, wages or compensation for any purpose (including calculating severance compensation). Participant understands that the Award of PSUs would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award made to Participant under the Plan shall be null and void.

Further, the vesting of the PSUs and/or Dividend Equivalent Units is expressly conditioned on Participant’s continued and active rendering of service to Prologis or a Related Company, such that if Participant’s service terminates for any reason (other than death, Disability or Retirement), the PSUs and Dividend Equivalent Units may cease vesting immediately, in whole or in part, effective on Participant’s Termination Date (unless otherwise specifically provided in the Plan or the Award Agreement). This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates employment or service due to a unilateral breach of contract by Prologis or a Related Company; or (5) Participant’s service terminates for any other reason whatsoever. Consequently, upon termination of Participant’s employment or service for any of the above reasons, Participant may automatically lose any rights to PSUs and Dividend Equivalent Units that were not vested on Participant’s Termination Date, as described in the Plan and the Award Agreement.

Participant acknowledges that Participant has read and specifically accepts the conditions referred to in paragraph 2, paragraph 3 and paragraph 4 of the Award Agreement.

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Securities Law Notice

No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award of the PSUs. Further, none of the materials distributed to Participant in connection with the Award of PSUs, including the Plan document and the Award Agreement (i) have been, or will be, registered with the Comisión Nacional del Mercado de Valores, and (ii) do not constitute a public offering prospectus.

SWEDEN

Authorization to Withhold.

This provision supplements paragraph 7 of the Award Agreement (“Withholding of Taxes”):

Without limiting Prologis’ and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in paragraph 6 of the Award Agreement, in accepting the Award, Participant authorizes Prologis and/or the Employer to withhold shares of Stock or to sell shares of Stock otherwise deliverable to Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether Prologis and/or the Employer have an obligation to withhold such Tax-Related Items.

UNITED KINGDOM

Tax Acknowledgement

This provision supplements paragraph 7 of the Award Agreement (“Withholding of Taxes”):

Without limitation to paragraph 7 of the Award Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by Prologis or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified Prologis or the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

UNITED STATES

There are no country-specific provisions.

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